Filed in the Office of	Business Number C241-2005
Barbara K. Cegavske	Filing Number 20190384026
Secretary of State State Of Nevada	Filed On 12/30/2019 11:26:00 AM
	Number of Pages 4

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

☒ **Certificate of Designation**

☐ **Certificate of Amendment to Designation - Before Issuance of Class or Series**

☐ **Certificate of Amendment to Designation - After Issuance of Class or Series**

☐ **Certificate of Withdrawal of Certificate of Designation**

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: Kibush Capital Corp. Entity or Nevada Business Identification Number (NVID): NV20051073713
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: Time: (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing: Series C Preferred Stock
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing:
5. Amendment of class or series of stock:	☐ Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued. ☐ Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6. Resolution: Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.* Designate the rights and privileges of Series C Preferred Stock as attached.
7. Withdrawal:	Designation being Withdrawn: Date of Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *
8. Signature: (Required)	X [signature] Signature of Officer Date: 12/27/2019

* Attach additional page(s) if necessary

This form must be accompanied by appropriate fees.

<u>**SCHEDULE "A"**</u>

Certificate of Designations,
Preferences and Rights of
Series C Preferred Stock,
$0.001 Par Value Per Share

Pursuant To Section 78.1955 Of The
Nevada Revised Statutes

Kibush Capital, Corp., a corporation organized and existing under the laws of the State of Nevada (the "Corporation"), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation (the "Board") on December 11, 2019, in accordance with the provisions of its Articles of Incorporation (as amended, the "Articles of Incorporation") and by-laws. The authorized series of the Corporation's previously authorized preferred stock shall have the following preferences, privileges, powers and restrictions thereof, as follows:

RESOLVED, that pursuant to the authority granted to and vested in the Board in accordance with the provisions of the Articles of Incorporation and bylaws of the Corporation, the Board hereby authorizes a series of the Corporation's previously authorized preferred stock (the "Preferred Stock"), and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof as follows:

I. Name Of The Corporation

Kibush Capital, Corp.

II. Designation and Amount: Dividends

a. <u>Designation.</u> The designation of said series of preferred stock shall be Series C Preferred Stock, $0.001 par value per share (the "Series C Preferred Stock").

b. <u>Number of Shares</u>. The number of shares of Series C Preferred Stock authorized shall be One Hundred One (101) shares. The shares of Series C Preferred Stock shall have a stated value equal to $0.001 (as may be adjusted for any stock dividends, combinations or splits with respect to such shares)(the "Series C Stated Value").

c. <u>Dividends.</u> The Series C Preferred Stock is not entitled to dividends.

III. Liquidation and Redemption Rights

There are no Liquidation or Redemption Rights associated with the Series C Preferred Stock.

IV. Conversion

No Conversion of the Series C Preferred Stock is permitted.

V. Rank

All shares of the Series C Preferred Stock shall rank (i) senior to the Corporation's Common Stock and any other class or series of capital stock of the Corporation hereafter created, (ii) pari passu with any class or series of capital stock of the Corporation hereafter created and specifically ranking, by its terms, on par with the Series C Preferred Stock and (iii) junior to any class or series of capital stock of the Corporation hereafter created specifically ranking, by its terms, senior to the Series C Preferred Stock, in each case as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

VI. Voting Rights

Each one (1) share of Series C Preferred Stock shall have voting rights equal to (x) 0.019607 multiplied by the total issued and outstanding Common Stock eligible to vote at the time of the respective vote (the "Numerator"), divided by (y) 0.49, minus (z) the Numerator. For the avoidance of doubt, if the total issued and outstanding Common Stock eligible to vote at the time of the respective vote is 443,354,541, the voting rights of one share of the Series C Preferred Stock shall be equal to 9,047,663 (e.g. (0.019607 x 443,354,541) / 0.49) – (0.019607 x 443,354,541) = 9,047,663).

With respect to all matters upon which stockholders are entitled to vote or to which stockholders are entitled to give consent, the holders of the outstanding shares of Series C Preferred Stock shall vote together with the holders of Common Stock without regard to class, except as to those matters on which separate class voting is required by applicable law or the Corporation's Articles of Incorporation or by-laws.

VII. Protective Provisions

So long as any shares of Series C Preferred Stock are outstanding, the Corporation shall not, without first obtaining the unanimous written consent of the holders of Series C Preferred Stock, alter or change the rights, preferences or privileges of the Series C Preferred Stock so as to affect adversely the holders of Series C Preferred Stock.

VIII. Term

All of the issued and outstanding shares of Series C Preferred Stock shall be forfeited and canceled by the stockholder thereof upon the earlier of (i) the Corporation closing a financing transaction whereby it receives an investment in an amount equal to at least $5,000,000, or (ii) thirty-six (36) months from the filing date of the Certificate of Designation of the Series C Preferred Stock in the State of Nevada (the "Holding Period"), unless such Holding Period is extended by a majority vote of the Board of the Corporation.

IX. Miscellaneous

a. Status of Redeemed Stock. In Case any shares of Series C Preferred Stock shall be redeemed or otherwise repurchased or reacquired, the shares so redeemed, repurchased, or reacquired shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series C Preferred Stock.

b. Lost or Stolen Certificates. Upon receipt by the Corporation of (i) evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificate(s) and (ii) in the case of loss, theft or destruction, indemnity (with a bond or other security) reasonably

satisfactory to the Corporation, or in the case of mutilation, the Preferred Stock Certificate(s) (surrendered for cancellation), the Corporation shall execute and deliver new Preferred Stock Certificates.

c. Waiver. Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein and any right of the holders of Series C Preferred Stock granted hereunder may be waived as to all shares of Series C Preferred Stock (and the holders thereof) upon the unanimous written consent of the holders of the Series C Preferred Stock.

d. Notices. Any notices required or permitted to be given under the terms hereof shall be sent by certified or registered mail (return receipt requested) or delivered personally, by nationally recognized overnight carrier or by confirmed facsimile transmission, and shall be effective five (5) days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally or by nationally recognized overnight carrier or confirmed facsimile transmission, in each case addressed to a party as set forth below, or such other address and telephone and fax number as may be designated in writing hereafter in the same manner as set forth in this Section.

If to the Corporation:

Kibush Capital, Corp.
2215-B Renaissance Drive
Las Vegas, NV 89119
Attention: Warren Sheppard
Email: admin@kibushcapital.com

If to the holders of Series C Preferred Stock, to the address listed in the Corporation's books and records.

IN WITNESS WHEREOF, the undersigned has signed this certificate as of the 11th day of December 2019.

Kibush Capital, Corp.

By: *<u>/s/ Warren Sheppard</u>*
Name: Warren Sheppard
Title: President & Director